Exhibit 99.1

Moving iMage Technologies Announces Third Quarter Fiscal 2024 Results

Fountain Valley, CA – May 15, 2024: Moving iMage Technologies, Inc. (NYSE AMERICAN: MITQ), (“MiT”), a leading technology and services company for cinema, Esports, stadiums, arenas and other out-of-home entertainment venues, today announced results for its third quarter ended March 31, 2024.

“As expected, our third quarter results were impacted by the long tail of the actors and writers strike in late 2023,” said Phil Rafnson, chairman and chief executive officer of MiT. “This has had an industry-wide impact year to date for several reasons, including the lower 2024 domestic box office, which analysts expect to be flat to down, and budgeting delays at many of our customers. Specifically, we have seen multiple projects and orders pushed out into future quarters. Additional impacts on our financial results specific to our third quarter included a large order for seats, which have a significantly lower gross margin than the Company average, and in general, the negative side to having strong operating leverage, which we expect will be a benefit to the Company’s bottom line when we achieve higher revenue levels.”

Third Quarter Highlights (Fiscal 2024 versus Fiscal 2023)

●	Revenue increased 4.0% to $3.9 million compared to $3.7 million;
●	Gross Profit decreased to $0.7 million compared to $1.0 million; Gross Margin was 17.4%;
●	GAAP Operating Loss of ($0.6) million compared to ($0.5) million;
●	GAAP Net Loss and Loss per Share (EPS) of ($0.6) million and ($0.06) compared to ($0.4) million and $(0.04), respectively;
●	Non-GAAP Net Loss and Loss per Share (EPS) of ($0.6) million and ($0.06) compared to ($0.4) million and $(0.04), respectively;
●	As of March 31, 2024, the Company held cash of $5.9 million;
●	During the quarter, the Company repurchased 310,000 shares.

Select Financial Metrics: FY24 versus FY23 as of 3/31/2024*
in millions, except for Income (loss) per Share and percentages	3Q24	3Q23	Change	YTD FY24	YTD FY23	Change
Total Revenue	$3.9	$3.7	4.0%	$13.8	$14.4	-4.5%
Gross Profit	$0.7	$1.0	-35.1%	$3.3	$3.9	-16.8%
Gross Margin	17.4%	27.9%		23.6%	27.1%
Operating Income (Loss)	($0.6)	($0.5)	-23.4%	($1.1)	($0.6)	-77.8%
Operating Margin	-16.7%	-14.1%		-7.9%	-4.3%
GAAP Net Income (Loss)	($0.6)	($0.4)	-41.7%	($1.0)	($0.5)	-105.3%
GAAP Earnings (Loss) per Share	(0.06)	($0.04)	-48.8%	($0.09)	($0.04)	-96.8%
Non-GAAP Net Income (Loss)	($0.6)	($0.4)	-40.6%	($1.0)	($0.5)	-103.2%
Non-GAAP Income (Loss) Per Share	($0.06)	($0.04)	-47.6%	($0.09)	($0.04)	-104.8%
nm = not measurable/meaningful; *may not add up due to rounding

Fiscal 2024 Commentary

“While we expect the industry hangover to continue into our fourth fiscal quarter, we have seen activity that give us optimism that the impact of the strikes will lessen in the quarters to come. First, we finished field testing for LEA’s smart power amps with a top-10 circuit, and the results were promising. We also began testing these products at another top-10 circuit, and hope to start field testing at two other top-10 circuits over the next few quarters. While we have had some early success scoping LEA products into new builds, keep in mind the attrition market for LEA smart power amplifiers represents a $30-60 million annual TAM in North America for us to penetrate over time.

“Behind the scenes, we continue moving forward with our emerging product lines. Our E-caddy concept, which was well received by the handful of Major League Baseball and other sports stadium executives we met, is expected to move into the early manufacturing and testing stage during our fourth quarter. Here, we also had some recent positive news on power consumption, which could materially expand the type of services that we can offer.

“For CineQC, the SaaS quality control and management platform that we license and resell into cinema, the broader rollout has been delayed due to needing a more robust system. While we’ve been co-developing with our paying client, at zero expense to us, after a thorough evaluation, we’ve decided that the underlying technology needs some alterations to scale, and we plan to invest a low six-figure amount to significantly upgrade the technology that should take approximately two quarters to complete. When finished, we expect to have direct control of the technology and a path to finally market the offering more broadly.

“For Esports, we’ve pivoted recently to take a parallel approach with certain larger potential customers while SNDBX is working to raise growth capital. If successful, we believe this could help scale our Esports business more quickly,” concluded Rafnson.

Dial-in and Webcast Information

Date/Time: Wednesday, May 15, 2024, 12:00 a.m. ET

Toll-Free: 1-877-407-4021
Toll/International: 1-201-689-8472

Call me™: Participants can use Guest dial-in #s above and be answered by an operator OR click the Call me™ Link for instant telephone access to the event. Call me™ link will be made active 15 minutes prior to scheduled start time.

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1655735&tp_key=73206c05af

Telephone Replay
Replay Dial-In: 1-844-512-2921 or 1-412-317-6671
Replay Expiration: Wednesday, May 29, 2024 at 11:59 p.m. ET
Access ID: 13746715
Telephone Replays will be made available after conference end time.

About Moving iMage Technologies

Moving iMage Technologies is a leading manufacturer and integrator of purpose-built technology solutions and equipment to support a wide variety of entertainment applications, with a focus on motion picture exhibitions, sports venues and eSports. MiT offers a wide range of products and services, including custom engineering, systems design, integration and installation, enterprise software solution, digital cinema, A/V integration, as well as customized solutions for emerging entertainment technology. MiT’s Caddy Products division designs and sells proprietary cup-holder and other seating-based products and lighting systems for theaters and stadiums.  For more information, visit www.movingimagetech.com.

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel, IRC, MBA

Vice President, Investor Relations and Strategic Communications for MiT

Senior Managing Director, Hayden IR

(346) 396-8696

Brian@haydenir.com

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share amounts)

	March 31,	June 30,
	2024	2023
	(unauditied)
Assets
Current Assets:
Cash	$5,946	$6,616
Accounts receivable, net	890	905
Inventories, net	4,220	4,419
Prepaid expenses and other	938	451
Total Current Assets	11,994	12,391
Long-Term Assets:
Right-of-use asset	214	415
Property and equipment, net	31	28
Intangibles, net	437	480
Other assets	16	16
Total Long-Term Assets	698	939
Total Assets	$12,692	$13,330

Liabilities And Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,457	$1,507
Accrued expenses	747	618
Customer deposits	3,895	3,169
Lease liability–current	224	280
Unearned warranty revenue	52	26
Total Current Liabilities	6,375	5,600

Long-Term Liabilities:
Lease liability–non-current	—	151
Total Long-Term Liabilities	—	151
Total Liabilities	6,375	5,751
Stockholders’ Equity
Common stock, $0.00001 par value, 100,000,000 shares authorized, 10,285,971 and 10,685,778 shares issued and outstanding at March 31, 2024 and June 30, 2023, respectively	—	—
Additional paid-in capital	12,157	12,462
Accumulated deficit	(5,840)	(4,883)
Total Stockholders’ Equity	6,317	7,579
Total Liabilities and Stockholders’ Equity	$12,692	$13,330

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023

Net sales	$3,890	$3,741	$13,790	$14,435
Cost of goods sold	3,214	2,699	10,536	10,523
Gross profit	676	1,042	3,254	3,912

Operating expenses:
Research and development	73	66	212	195
Selling and marketing	547	663	1,717	1,867
General and administrative	705	839	2,421	2,464
Total operating expenses	1,325	1,568	4,350	4,526
Operating loss	(649)	(526)	(1,096)	(614)
Other income (expense)
Unrealized loss on marketable securities	—	81	—	243
Realized loss on marketable securities	—	—	—	(167)
Interest and other income, net	48	21	140	66
Total other income (expense)	48	102	140	142

Net income/(loss)	$(601)	$(424)	$(956)	$(472)

Net profit/(loss) per common share basic and diluted	$(0.06)	$(0.04)	$(0.09)	$(0.04)
Weighted average shares outstanding: basic and diluted	10,436,519	10,956,413	10,593,229	10,947,790

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	December 31,
	2024	2023
Cash flows from operating activities:

Net income/(loss)	$(956)	$(472)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Provision for credit lossses	(52)	(5)
Inventory reserve	433	80
Depreciation expense	9	6
Amortization expense	43	72
ROU amortization	201	—
Stock option compensation expense	15	—
Realized gain on investments	—	(76)
Changes in operating assets and liabilities
Accounts receivable	67	778
Inventories, net	(234)	(883)
Prepaid expenses and other	(487)	289
Accounts payable	(50)	558
Accrued expenses	129	(6)
Unearned warranty revenue	26	30
Customer deposits	726	(1,066)
Lease liabilities	(207)	—
Net cash used in operating activities	(337)	(685)
Cash flows from investing activities
Sales of marketable securities	—	12,418
Purchases of marketable securities	—	(7,660)
Purchases of property and equipment	(12)	(7)
Net cash provided by used in investing activities	(12)	4,751

Cash flows from financing activities
Stock Buyback	(334)	(49)
Stock issued for Director expense	13	—
Net cash (used in) financing activities	(321)	(49)

Net increase (decrease) in cash	(670)	4,017
Cash, beginning of the year	6,616	2,340
Cash, end of the year	$5,946	$6,357

Use of Non-GAAP Measures

The Company uses non-GAAP net income/loss and earnings/loss per share as a measure customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that eliminating one-time items and non-cash stock compensation expense is useful in evaluating our core operating results and comparing results to prior periods. However, non-GAAP metrics are not a measure of financial performance under GAAP in the United States of America and should not be considered an alternative to Net Income as an indicator of our operating performance.

RECONCILIATION OF NON-GAAP ITEMS

(in $millions except for per share numbers)